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                                                        EXHIBIT 12


             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         Computation of Ratios
                     (In thousands, except ratios)


                                         Twelve Months Ended
                                             December 31,
                        ---------------------------------------------------
                               1997      1996      1995      1994      1993
                               ----      ----      ----      ----      ----
EARNINGS:

Income from continuing
 operations before
 income taxes            $1,018,733  $699,136  $669,325  $573,525  $535,235

Add: fixed charges           73,863    70,802    65,590    58,355    59,881
                          ---------   -------   -------   -------   -------
  Income as adjusted     $1,092,596  $769,938  $734,915  $631,880  $595,116
                          =========   =======   =======   =======   =======

FIXED CHARGES AND
 PREFERRED DIVIDENDS:

Fixed charges:
 Interest costs            $ 51,875  $ 48,703  $ 46,376  $ 39,659  $ 40,921
 Rental expense (1)          21,988    22,099    19,214    18,696    18,960
                            -------   -------   -------   -------   -------
  Total fixed charges        73,863    70,802    65,590    58,355    59,881

Preferred stock dividends    17,477    17,863    18,120    18,337    18,488
Dividend on monthly income
 preferred securities        12,420    12,420     7,763         -         -
                            -------   -------   -------   -------   -------
  Total fixed charges
    and preferred
    dividends             $ 103,760 $ 101,085  $ 91,473  $ 76,692  $ 78,369
                            =======   =======   =======   =======   =======
Ratio of earnings to
 fixed charges                14.79     10.87     11.20     10.83      9.94
                            =======   =======   =======   =======   =======
Ratio of earnings to
 combined fixed charges
 and preferred
 stock dividends              10.53      7.62      8.03      8.24      7.59
                            =======   =======   =======   =======   =======


1)   Interest portion deemed implicit in total rent expense.